Exhibit 99.3

July 18, 2017

Board of Directors

Wize Pharma Ltd.
5b Hanagar Street

Hod Hasharon, Israel

Members of the Board:

Pulvernis Bareket Ben-Yehuda Ltd. ("PBB") consents to the inclusion and description of our opinion letter, dated June 20, 2017, including the translation thereof, delivered to the Board of Directors of Wize Pharma Ltd. in the Prospectus/Proxy Statement of OphthaliX, Inc., which is part of the Registration Statement on Form S-4 of OphthaliX, Inc., and to the references to our firm in such Prospectus/ Proxy Statement. PBB further consents to the attachment of the translation of the opinion letter as Appendix C to the Prospectus/ Proxy Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

[Signature Page to Follow]

Sincerely,

PULVERNIS BAREKET BEN-YEHUDA LTD.

/s/ Shai Pulvernis
Name:	Shai Pulvernis
Title:	CEO & Partner